Exhibit 99.1

IO Biotech Reports Third Quarter 2025 Financial Results and Provides Business Highlights

•

Topline data from Phase 3 (IOB-013) clinical trial in advanced melanoma presented at ESMO; data highlights improvements in PFS achieved in overall population and across virtually all subgroups, although statistical significance on the PFS primary endpoint was narrowly missed

•	Meeting scheduled with FDA in December to align on the design of a potential new Phase 3 registrational trial for IO102-IO103 in patients with advanced melanoma

•

Pre-clinical data for additional T-win platform pipeline candidates IO112 targeting arginase 1 and IO170 targeting transforming growth factor (TGF)-ß were presented at the Society for Immunotherapy of Cancer’s (SITC) Annual Meeting

•	Ended the third quarter with approximately $31 million in cash and cash equivalents, which is expected to support operations through the first quarter of 2026

•	Corporate presentations planned for the Jefferies Global Healthcare Conference in London on November 18, 2025, and the Piper Sandler 37th Annual Piper Sandler Healthcare Conference on December 3, 2025

New York, NY – November 14, 2025: IO Biotech (Nasdaq: IOBT), a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines, today reported financial results for the third quarter of 2025 and recent business highlights.

“We remain keenly focused on our mission to develop novel, immune-modulatory, off-the-shelf cancer therapies for the treatment of multiple types of tumors including melanoma, lung, and head and neck cancer,” said Mai-Britt Zocca, PhD, President and CEO of IO Biotech. “Although the IOB-013 study narrowly missed statistical significance on the primary PFS endpoint, the results of the study support the mechanism of action of our therapeutic cancer vaccines and, we believe, have significantly de-risked the program. We look forward to discussing the next Phase 3 study design for Cylembio with the FDA in December and remain committed to bringing Cylembio to cancer patients seeking alternative treatment options as quickly as possible.”

Recent Business Highlights

•

The company presented topline results of its Phase 3 pivotal trial (IOB-013/KN-D18) evaluating the company’s lead investigational vaccine, Cylembio® (imsapepimut and etimupepimut, adjuvanted), in combination with Merck’s anti-PD-1 therapy KEYTRUDA® (pembrolizumab) for the treatment of advanced melanoma in an oral presentation at the 2025 European Society for Medical Oncology (ESMO) congress. The trial evaluated Cylembio in combination with pembrolizumab vs. pembrolizumab alone as a first-line treatment in 407 patients with unresectable or metastatic (advanced) melanoma. In the study, Cylembio plus pembrolizumab demonstrated a clinically relevant improvement in progression free survival (PFS) compared to pembrolizumab alone, which was also observed in virtually all subgroups, but the trial narrowly missed statistical significance.

•

The company has a meeting with the United States (US) Food and Drug Administration (FDA) scheduled in December to align on the design of a potential new Phase 3 registrational trial for the treatment of advanced melanoma.

•

The company also presented a poster at ESMO of final data from the Phase 2 basket trial (IOB-022/KN-D38) of IO102-IO103 plus pembrolizumab for 1L treatment of advanced non-small cell lung cancer (NSCLC) and recurrent/metastatic squamous cell carcinoma of head and neck (SCCHN) highlighting encouraging landmark PFS and overall survival (OS) rates.

•

The company presented two posters at the SITC annual meeting with pre-clinical data for two additional T-win vaccine candidates. Data presented in a poster for its next therapeutic vaccine candidate expected to enter clinical development, IO112 targeting arginase 1, demonstrated anti-tumor activity with dynamic changes in the tumor microenvironment (TME) driven by the vaccine-targeted modulation of immunosuppressive myeloid cells, including tumor-associated macrophages (TAMs). Data presented in the poster for an additional candidate, IO170 targeting Transforming Growth Factor (TGF)-ß, demonstrated induction of immune responses that could inhibit tumor growth and reduce lung metastasis.

Investor Conferences Participation

•	Jefferies Global Healthcare Conference in London: Mai-Britt Zocca, PhD, President and CEO, will give a company presentation beginning at 3:00 PM GMT on November 18, 2025.

•

Piper Sandler 37th Annual Piper Sandler Healthcare Conference: Mai-Britt Zocca, PhD, President and CEO, and Amy Sullivan, CFO, will participate in a fireside chat beginning at 3:00 PM ET on December 3, 2025.

The webcasts for these two upcoming conferences will be available from the Investors section of the company’s website at https://investors.iobiotech.com.

Third Quarter 2025 Financial Results

•	Total operating expenses for the three months ended September 30, 2025, were $19.4 million, compared to $26.5 million for the three months ended September 30, 2024.

•

Research and development expenses were $13.7 million for the three months ended September 30, 2025, compared to $20.2 million for the three months ended September 30, 2024. The company recognized $0.6 million in research and development equity-based compensation for the three months ended September 30, 2025 and 2024, respectively.

•

General and administrative expenses were $5.6 million for the three months ended September 30, 2025, compared to $6.3 million for the three months ended September 30, 2024. The company recognized $0.9 million in general and administrative equity-based compensation for the three months ended September 30, 2025 and $1.0 million for the three months ended September 30, 2024.

•

Cash and cash equivalents as of September 30, 2025 were $30.7 million, compared to $60.0 million at December 31, 2024. During the three months ended September 30, 2025, the company increased cash, cash equivalents and restricted cash by $2.5 million primarily due to the draw down of €12.5 million in gross proceeds from our Tranche B loan with the European Investment Bank on July 4, 2025 and net proceeds of $6.6 million from the issuance of common stock in connection with our at-the-market program. The company now expects that it will have sufficient cash to run the company through the first quarter of 2026.

About Cylembio®

Cylembio® (imsapepimut and etimupepimut, adjuvanted) is an investigational, immune-modulatory, off-the-shelf therapeutic cancer vaccine candidate designed to kill both tumor cells and immune-suppressive cells in the tumor microenvironment (TME) by stimulating activation and expansion of T cells against indoleamine 2,3-dioxygenase 1 (IDO1) positive and/or programmed death-ligand 1 (PD-L1) positive cells. The company is currently conducting a pivotal Phase 3 trial (IOB-013/KN-D18; NCT05155254) investigating Cylembio in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with advanced melanoma, a Phase 2 basket trial (IOB-022/KN-D38; NCT05077709) investigating Cylembio in combination with pembrolizumab as first line treatment in patients with advanced solid tumors, and a Phase 2 basket trial (IOB-032/PN-E40; NCT05280314) investigating Cylembio in combination with pembrolizumab as neo- adjuvant/adjuvant treatment of patients with solid tumors. Enrollment in the Phase 3 trial was completed rapidly by December 2023 with topline results from this trial reported in the third quarter of 2025. Enrollment in the two ongoing company-sponsored Phase 2 clinical trials is now complete.

The clinical trials are sponsored by IO Biotech and conducted in collaboration with Merck, which is supplying pembrolizumab. IO Biotech maintains global commercial rights to Cylembio.

Cylembio® is a registered trademark of IO Biotech ApS, a subsidiary of IO Biotech.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA (known as MSD outside of the US and Canada).

About the IOB-013/KN-D18 Pivotal Phase 3 Clinical Trial

IOB-013/KN-D18 (ClinicalTrials.gov: NCT05155254) is an open label, randomized Phase 3 pivotal clinical trial evaluating Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) versus pembrolizumab alone in patients with previously untreated, unresectable or metastatic (advanced) melanoma. Enrollment in the trial was completed by December 2023 with a total of 407 patients enrolled from more than 100 centers across the United States, Europe, Australia, Turkey, Israel and South Africa. The primary endpoint of the study was progression-free survival. Secondary endpoints include overall response rate, overall survival, durable objective response rate, complete response rate, duration of response, time to complete response, disease control rate, and incidence of adverse events and serious adverse events (safety and tolerability). Biomarkers in the blood and tumor tissue will also be assessed as exploratory endpoints. The company reported topline results from this trial in the third quarter of 2025. IO Biotech is sponsoring the Phase 3 trial and Merck is supplying pembrolizumab.

About IOB-022/KN-D38 Phase 2 Solid Tumor Basket Trial

IOB-022/KN-D38 (NCT05077709) is a non-comparative, open label trial to investigate the safety and efficacy of Cylembio® in combination with Merck’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) in the first-line treatment of metastatic non-small cell lung cancer (NSCLC) or recurrent/metastatic squamous cell carcinoma of the head and neck (SCCHN) at sites in the United States, Spain, and the United Kingdom. IO Biotech is sponsoring the Phase 2 trial and Merck is supplying pembrolizumab.

About IO Biotech

IO Biotech is a clinical-stage biopharmaceutical company developing novel, immune-modulatory, off-the-shelf therapeutic cancer vaccines based on its T-win® platform. The T-win platform is based on a novel approach to cancer vaccines designed to activate T cells to target both tumor cells and the immune-suppressive cells in the tumor microenvironment. IO Biotech is advancing its lead cancer vaccine candidate, Cylembio®, in clinical trials, and additional pipeline candidates through preclinical development. IO Biotech is headquartered in Copenhagen, Denmark and has US headquarters in New York, New York.

For further information, please visit www.iobiotech.com. Follow us on our social media channels on LinkedIn and X (@IOBiotech).

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including statements regarding the timing or outcome of communications and meetings with regulatory authorities including the FDA, the timing or outcome of the submission of marketing applications, including a BLA, for Cylembio, the timing or outcome of the launch of Cylembio, and statements regarding other current or future clinical trials, their timing, progress, enrollment or results, or the company’s financial position or cash runway, are based on IO Biotech’s current assumptions and expectations of future events and trends, which affect or may affect its business, strategy, operations or financial performance, and actual results and other events may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Except to the extent required by law, IO Biotech undertakes no obligation to update these statements, whether as a result of any new information, future developments or otherwise.

Contact:

Investors and Media:

Maryann Cimino, Director of Investor Relations & Corporate Communications

IO Biotech, Inc.

617-710-7305

mci@iobiotech.com

IO BIOTECH, INC.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Operating expenses
Research and development	$13,742	$20,178	$46,769	$50,337
General and administrative	5,613	6,326	18,340	17,897

Total operating expenses	19,355	26,504	65,109	68,234

Loss from operations	(19,355)	(26,504)	(65,109)	(68,234)

Other (expense) income
Currency exchange gain (loss), net	98	1,630	(381)	1,078
Interest income	255	1,068	954	3,996
Interest expense	(886)	—	(1,139)	—
Change in fair value of warrants	9,846	—	7,259	—

Total other income (expense), net	9,313	2,698	6,693	5,074

Loss before income tax expense (credit)	(10,042)	(23,806)	(58,416)	(63,160)
Income tax (credit) expense	(1,664)	209	(1,400)	998

Net loss	(8,378)	(24,015)	(57,016)	(64,158)

Net loss attributable to common shareholders	(8,378)	(24,015)	(57,016)	(64,158)

Net loss per common share, basic and diluted	$(0.13)	$(0.36)	$(0.86)	$(0.97)

Weighted-average number of shares used in computing net loss per common share, basic and diluted	66,941,964	65,880,914	66,238,484	65,880,914

Other comprehensive loss

Net loss	$(8,378)	$(24,015)	$(57,016)	$(64,158)

Foreign currency translation	(353)	(1,374)	(314)	(1,331)

Total comprehensive loss	$(8,731)	$(25,389)	$(57,330)	$(65,489)

IO BIOTECH, INC.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$30,664	$60,031
Prepaid expenses and other current assets	6,167	4,920

Total current assets	36,831	64,951

Restricted cash	268	268
Property and equipment, net	544	638
Right of use lease asset	1,302	1,725
Other non-current assets	1,011	117

Total non-current assets	3,125	2,748

Total assets	$39,956	$67,699

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$5,587	$4,661
Lease liability - current	788	717
Accrued expenses and other current liabilities	11,936	14,108

Total current liabilities	18,311	19,486

Lease liability - non-current	667	1,198
Term loan debt, net	16,664	—
Common stock warrants	3,403	—

Total non-current liabilities	20,734	1,198

Total liabilities	39,045	20,684

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value of $0.001 per share; 5,000,000 shares authorized, no shares issued and outstanding as of September 30, 2025 and December 31, 2024	—	—
Common stock, par value of $0.001 per share; 300,000,000 shares authorized at September 30, 2025 and December 31, 2024; 69,692,179 shares issued and outstanding as of September 30, 2025 and 65,880,914 shares issued and outstanding as of December 31, 2024.	70	66
Additional paid-in capital	424,335	413,113
Accumulated deficit	(416,329)	(359,313)
Accumulated other comprehensive loss	(7,165)	(6,851)

Total stockholders’ equity	911	47,015

Total liabilities and stockholders’ equity	$39,956	$67,699